UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): Mar. 31, 2014 (Mar. 31, 2014)

Connecticut Water Service, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut

(State or Other Jurisdiction

of Incorporation)

0-8084	06-0739839
(Commission File Number)	(IRS Employer Identification No.)

93 West Main Street, Clinton, Connecticut	06413-0562
(Address of Principal Executive Offices)	(Zip Code)

860-669-8630

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31st, 2014, Connecticut Water Service, Inc. (the “Company”) and The Connecticut Water Company (“CWC”) accepted the retirement of Terrance P. O’Neill, Vice President – Service Delivery. Mr. O’Neill has served as the Company’s Vice President – Service Delivery since 1993 and as a CWC employee since 1980. Mr. O’Neill has resigned his position as an officer of the Company and his related officer and director positions with CWC and the other subsidiaries of the Company, all to be effective as of April 1, 2014.

Mr. O’Neill will remain an employee of CWC until his retirement on September 30, 2014. Upon his termination of employment with CWC, Mr. O’Neill will receive his: (a) retirement benefits payable pursuant to CWC’s Employees’ Retirement Plan; (b) benefits payable under the CWC Savings (401(k)) Plan; (c) benefits payable pursuant to the terms of his Amended and Restated Supplemental Executive Retirement Agreement; and (d) previously earned and vested shares of the Company’s common stock pursuant to the Company’s 1994 and 2004 Performance Stock Programs.

Pursuant to Mr. O’Neill’s executed severance agreement and general release (the “Agreement”), the Company has agreed to make a one-time cash severance payment of $125,000 to Mr. O’Neill, payable promptly following September 30, 2014. Mr. O’Neill’s termination of employment will be treated as an “approved retirement” for purposes of the Company’s 2004 Performance Stock Program. In accordance with the terms of the Program, the Company has accelerated the vesting of Mr. O’Neill’s currently outstanding, but unvested, long term performance cash unit and share unit awards for the 2012 and 2013 award periods, consisting of $47,404 of performance cash units and an aggregate of 1,603 performance share units. These awards will be paid out in the manner and on the schedules prescribed in the Company’s 2004 Performance Stock Program.

The Company will file a copy of the Agreement with Mr. O’Neill as an exhibit to its next regularly scheduled quarterly report on Form 10-Q to be filed in May 2014 with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONNECTICUT WATER SERVICE, INC.
a Connecticut corporation

Date: March 31, 2014	By:	/s/ David C. Benoit
		Name:	David C. Benoit
		Title:	Senior Vice President – Finance, Chief Financial Officer and Treasurer